UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Brookfield Finance Inc.	Brookfield Finance I (UK) plc	Brookfield Asset Management Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Ontario, Canada	England and Wales	Ontario, Canada
(State of incorporation or organization)	(State of incorporation or organization)	(State of incorporation or organization)

Not Applicable	Not Applicable	Not Applicable
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

Suite 100, Brookfield Place, 181 Bay Street, Toronto, Ontario, M5J 2T3	Level 25, One Canada Square London, United Kingdom, E14 5AA	Suite 100, Brookfield Place, 181 Bay Street, Toronto, Ontario, M5J 2T3
(Address of principal executive offices, including zip code)	(Address of principal executive offices, including zip code)	(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
2.340% Senior Notes due 2032 (and the guarantee related thereto)	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

On December 1, 2022, a Canadian co-obligor was added to the following series of previously-issued debt securities, as described in more detail below.

On July 26, 2021, Brookfield Finance I (UK) plc, a company organized under the laws of England and Wales (the “UK Issuer”), a wholly-owned subsidiary of Brookfield Asset Management Inc. (“Brookfield”), issued US$600 million of 2.340% Notes due in 2032 (the “Notes”), which are fully and unconditionally guaranteed by Brookfield. The Notes were issued pursuant to the Indenture, dated July 26, 2021 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated July 26, 2021 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the UK Issuer, Brookfield, Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”) and Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”, and together with the Canadian Trustee, the “Trustees”).

The Notes are listed on the New York Stock Exchange under the symbol “BAM/32” and were registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to a registration statement on Form 8-A filed with the U.S. Securities and Exchange Commission on July 26, 2021 (File No. 001-39740 and File No. 001-15160) (the “Form 8-A”).

On December 1, 2022, the UK Issuer, Brookfield, Brookfield Finance Inc., a wholly-owned Canadian subsidiary of Brookfield (“BFI”), and the Trustees entered into a second supplemental indenture (the “Second Supplemental Indenture”) to the Indenture. Pursuant to the Second Supplemental Indenture, BFI was added as a co-obligor of the Notes. Brookfield will continue to guarantee the Notes and the UK Issuer will remain a co-obligor with BFI under the Notes and the UK Issuer will not be relieved of any of its obligations or covenants under the Indenture or the Notes, except to the extent performance or payment is made by BFI or Brookfield with respect to an obligation of the UK Issuer under the Indenture or the Notes, in which case such performance or payment shall be in full satisfaction of such obligation of the UK Issuer under the Indenture or the Notes.

Accordingly, the undersigned registrants hereby amend the following items, exhibits and portions of the Form 8-A in order to reflect the addition of BFI as a co-obligor of the Notes.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and restated in its entirety as follows:

The information required by this item is herein incorporated by reference to the information set forth under the heading “Description of Debt Securities” of the short-form base shelf prospectus dated October 6, 2020, as supplemented by the information under the heading “Description of the 2032 Notes” in the prospectus supplement dated July 21, 2021.

Pursuant to the terms of the Second Supplemental Indenture, BFI was added as a co-obligor in respect of the Notes. As contemplated by Section 2.13 of the First Supplemental Indenture, the Second Supplemental Indenture provides for the payment of additional amounts by BFI, as well as a corresponding option of BFI to redeem the Notes in the event such additional amounts become payable as a result of certain tax law changes. The full text of the Second Supplemental Indenture, which is filed as Exhibit 4.3 hereto, is incorporated by reference into this Item 1.

Item 2.	Exhibits.

Exhibit Number	Description

4.1	Indenture, dated July 26, 2021, by and among Brookfield Asset Management Inc., as guarantor, Brookfield Finance I (UK) plc, as issuer, Computershare Trust Company of Canada, as Canadian trustee and Computershare Trust Company, N.A., as U.S. trustee (filed as Exhibit 99.1 to Brookfield Asset Management Inc.’s Form 6-K on July 26, 2021)

4.2	First Supplemental Indenture, dated July 26, 2021, by and among Brookfield Asset Management Inc., as guarantor, Brookfield Finance I (UK) plc, as issuer, Computershare Trust Company of Canada, as Canadian trustee and Computershare Trust Company, N.A., as U.S. trustee (filed as Exhibit 99.2 to Brookfield Asset Management Inc.’s Form 6-K on July 26, 2021)

4.3	Second Supplemental Indenture, dated December 1, 2022 by and among Brookfield Asset Management Inc., as guarantor, Brookfield Finance I (UK) plc, as original issuer and co-obligor, Brookfield Finance Inc., as successor issuer and co-obligor, Computershare Trust Company of Canada, as Canadian trustee and Computershare Trust Company, N.A., as U.S. trustee (filed as Exhibit 99.2 to Brookfield Asset Management Inc.’s Form 6-K on December 1, 2022)

4.4	Form of 2.340% Notes (included in Exhibit 99.2 to Brookfield Asset Management Inc.’s Form 6-K filed on July 26, 2021)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 1, 2022	BROOKFIELD FINANCE I (UK) PLC

	By:	/s/ Connor Teskey
Name: Connor Teskey
Title: Director

	By:	/s/ Philippa Elder
Name: Philippa Elder
Title: Director

BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Nick Goodman
Name: Nick Goodman
Title: Chief Financial Officer

BROOKFIELD FINANCE INC.

	By:	/s/ Thomas Corbett
Name: Thomas Corbett
Title: Vice President